EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92997 and 333-194046 on Form S-8 and Registration Statement Nos. 333-136848 and 333-93857 on Form S-3 of our reports dated February 28, 2024, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2023.

/s/ Deloitte and Touche LLP

Houston, Texas

February 28, 2024